Exhibit 99.1

Michael McConnell

Chief Financial Officer and Treasurer

503-469-4652

mmcconnell@digimarc.com

Leslie Constans

Digimarc Public Relations

503-469-4620

lconstans@digimarc.com

FOR IMMEDIATE RELEASE

Digimarc Corporation Reports First Quarter Financial Results

Beaverton, Ore. – May 8, 2006 – Digimarc Corporation (the “Company”) (NASDAQ: DMRC) today reported its financial results for the first quarter ended March 31, 2006.

First quarter consolidated revenue totaled $27.2 million, 12% higher than revenues of $24.4 million in the comparable period of 2005. First quarter net loss was $(6.2) million, or net loss of $(0.30) per fully diluted share, compared with net loss of $(5.1) million, or net loss of $(0.25) per fully diluted share, for the same period last year.

Effective January 1, 2006, the Company changed its estimate of depreciable lives used for its program assets. Prior to January 1, 2006, the Company’s depreciable life assumption had been that in general, the useful lives of program assets were equal to the initial term of the contract associated with the program. This change was made to better match depreciation expense with the estimated useful life of, and the related revenue stream from, these assets. This change in estimate had the effect of reducing depreciation expense by $2.1 million, or $0.10 per share, in the first quarter of 2006.

First quarter operating expenses totaled $14.0 million, 3% higher as compared to operating expenses of $13.5 million for the same period last year. Cash flow from operations was positive at $0.4 million, a substantial improvement from negative $(4.3) million from the same period last year.

According to Digimarc Chairman and CEO Bruce Davis, “We completed a number of projects in addition to improving the quality of a number existing customer installations in Q1.  These activities, coincident with delays in the startup of some anticipated capital programs, contributed to the loss for the quarter.  We believe that the slowdown in bids and project initiations and general purchasing will persist for a while longer while the market awaits publication of federal regulations affecting driver licenses later this year.  Our operational improvements and a quieter than normal market environment allow us to step up the pace of progress toward profitability, by cutting fixed costs through further streamlining operations.  We intend to implement measures shortly that will significantly reduce fixed expense run rates during the second half of 2006.”

Davis expects the lull in the market to be short-lived, further noting that “We expect that the market will demonstrate strong demand once the ambiguities are resolved and that the changes that we will be making will not affect our ability to serve the increased demand among our government customers.  As the leading supplier, we believe that we are well-positioned to capitalize on increasing demands for driver license security flowing from broader use of the credential in everyday life and the new federal mandates that are pending.  This enhanced value foreshadows significant technology upgrades throughout the entire issuance process.  Elsewhere, in our licensing of digital watermarking technology, momentum in adoption of digital watermarking continues to grow, as evidenced by a number of announcements during the quarter.”

First quarter business highlights

•                  New six-year contract with the Indiana Bureau of Motor Vehicles (BMV) to supply a new driver license issuance system, including a number of innovations in driver license security and system architecture, to help the State provide the highest level of customer service and security to its citizens.

•                  Introduction of Digimarc ExianEvident3D, a breakthrough in secure ID credentials designed to deliver “see, feel and machine-validate” authentication by allowing issuers to personalize an ID to a card holder in multiple ways – with high-resolution printing and laser engraving, with a unique 3D tactile security feature that a card inspector can feel, and with machine-readable digital watermarking.

•                  Successful implementation by the State of Iowa of a new, highly secure digital driver license system that includes Digimarc IDMarc digital watermarking and Digimarc ExianDual card architecture for instant issuance environments.

•                  Announced the issuance of more than 30 new U.S. patents covering a range of innovations that enable better management and protection of entertainment content such as music and movies.

•                  Formation by the Distributed Computing Industry Association (DCIA) of the Peer-to-Peer Digital Watermarking Group to leverage the power of digital watermarking to identify and protect copyrighted music, movies and images distributed across peer-to-peer file-sharing networks (see the DCIA’s announcement at: http://i-newswire.com/pr53876.html).

Early second quarter highlights include:

•                  An agreement with Microsoft to embed Digimarc digital watermarks into tens of millions of satellite images served up by Microsoft’s Virtual Earth platform offering as a means to communicate and protect image copyrights.

•                  A new licensing agreement with Madrid, Spain-based, AquaMobile to bring Digimarc® Mobile™ print-to-web linking technology to the Spanish and Portuguese mobile markets for a variety of innovative mobile consumer and business applications.

•                  A contract extension, valued at an estimated $2.4 million over the next year, with Russian partner Opticheskaya Tekhnika i Tekhnologiya (OTT) to supply secure ID materials for an estimated 30% increase in driver license issuance volume for the Russian driver license program. The market-leading driver license system is deployed at 744 issuing offices across the Russian Federation.

Conference Call

Digimarc will hold its first quarter 2006 earnings conference call on Monday, May 8 at 7:45 a.m. PT / 10:45 a.m. ET. The call will be open to the general public and the media, and will be broadcast live by Web cast at www.digimarc.com and www.earnings.com. At Digimarc’s Web address, the call will be available by clicking on the “Q1 2006 Earnings Release Conference Call” icon on the “Investor Relations Events” page. This Web cast will also be available for later listening at both sites for two weeks following the live call. Thereafter, the Web cast will be archived and available at http://www.digimarc.com/investor/events.asp under the subcategory “Company Presentations.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading supplier of secure identity and media management solutions. Digimarc provides products and services that enable the annual production of more than 60 million personal identification documents, including two-thirds of U.S. driver licenses and IDs for more than 20 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with more than 240 issued U.S. patents with more than 5,000 claims, and approximately 500 pending patent applications in digital watermarking, personal identification and related technologies. The Company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; and the Washington DC area; and international offices in London and Mexico. Please go to www.digimarc.com for more company information.

Securities Safe Harbor

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding Digimarc’s long-term outlook, Digimarc’s ability to capitalize on new driver license security demands, the duration of the slowdown in bids and project initiations and general purchasing, Digimarc’s ability to cut fixed costs without affecting its ability to serve the expected increase in market demand, and the value of Digimarc’s contract extension with OTT, as well as statements containing the words “believes,” “expects,” “estimates,” “anticipates,” “will” or words of similar import or statements of management’s opinion. These statements are subject to certain assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements herein or from historical results, due to, among other things, unexpected expenses, changes in the market for Digimarc’s products and services, and the loss of any large contract, as well as changes in economic, business, competitive, technological and/or regulatory factors. More detailed information about risk factors that may affect actual results is set forth in filings by Digimarc with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, including but not limited to those described in the Company’s Form 10-K for the year ended December 31, 2005, in Part II, Item 7 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Liquidity and Capital Resources” and “Factors Affecting Forward Looking Statements” and in Part II, Item 9A thereof (“Controls and Procedures”).  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

###

Digimarc Corporation

Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2006	2005	2005
Revenue:
Service	$22,290	$21,107	$19,596
Product and subscription	4,903	4,033	4,783
Total revenue	27,193	25,140	24,379

Cost of Revenue:
Service	17,099	17,016	13,724
Product and subscription	2,549	1,476	2,353
Total cost of revenue	19,648	18,492	16,077

Gross Profit:
Service	5,191	4,091	5,872
Product and subscription	2,354	2,557	2,430
Total gross profit	7,545	6,648	8,302

Percentage of gross profit to revenues:
Service	23%	19%	30%
Product and subscription	48%	63%	51%
Percentage of total gross profit to total revenues	28%	26%	34%

Operating expenses:
Sales and marketing	4,539	3,816	3,777
Research, development and engineering	3,236	3,596	2,908
General and administrative	5,210	5,654	5,497
Amortization of intangibles	573	738	811
Intellectual property	431	483	536
Total operating expenses	13,989	14,287	13,529

Operating income (loss)	(6,444)	(7,639)	(5,227)

Other income (expense), net	357	156	184
Income (loss) before provision for income taxes	(6,087)	(7,483)	(5,043)
Provision for income taxes	(85)	(49)	(77)
Net income (loss)	$(6,172)	$(7,532)	$(5,120)

Net income (loss) per share - basic	$(0.30)	$(0.37)	$(0.25)
Net income (loss) per share - diluted	$(0.30)	$(0.37)	$(0.25)

Weighted average shares - basic	20,607	20,522	20,453
Weighted average shares - diluted	20,607	20,522	20,453

Digimarc Corporation

Cost of Revenue

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2006	2005	2005
Cost of Revenue:
Variable	$8,317	$7,075	$7,281
Fixed field support and manufacturing	8,743	7,088	6,013
Program depreciation	2,588	4,329	2,783
Total cost of revenue	$19,648	$18,492	$16,077

Cost of Revenue (as a % of total revenue):
Variable	30.6%	28.1%	29.9%
Fixed field support and manufacturing	32.2%	28.2%	24.7%
Program depreciation	9.5%	17.2%	11.4%
Total cost of revenue	72.3%	73.6%	65.9%

Digimarc Corporation

Balance Sheet Information

(in thousands)

(Unaudited)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$23,224	$23,964
Short-term investments	1,001	739
Total cash, cash equivalents and investments	24,225	24,703
Accounts receivable, net	13,166	15,697
Inventory, net	5,843	7,451
Other current assets	2,223	2,828
Total current assets	45,457	50,679

Restricted cash	6,780	7,279
Property and equipment, net	62,045	64,108
Intangibles, net	16,591	17,164
Other assets, net	976	1,009
Total assets	$131,849	$140,239

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,326	$6,722
Accrued payroll and related costs	2,901	3,731
Deferred revenue	5,965	6,809
Other current liabilities	1,894	2,032
Total current liabilities	16,086	19,294

Other long-term liabilities	1,160	969

Stockholders’ equity	114,603	119,976
Total liabilities and stockholders’ equity	$131,849	$140,239

Digimarc Corporation

Cash Flow Information

(in thousands)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2006	2005	2005

Cash flows from operating activities:
Net loss	$(6,172)	$(7,532)	$(5,120)
operating activities:
Depreciation and amortization	3,818	5,722	3,430
Stock-based compensation expense	794	151	51
Change in allowance for doubtful accounts	(64)	35	(33)
Other non-cash charges	—	(53)	17
Changes in operating assets and liabilities:
Restricted cash	499	7	(92)
Trade and unbilled accounts receivable, net	2,595	104	(1,545)
Inventory, net	1,608	1,088	(147)
Other current assets	605	(219)	222
Other assets, net	33	(88)	102
Accounts payable	(1,396)	154	(2,219)
Accrued payroll and related costs	(830)	(276)	1,265
Deferred revenue	(844)	2,212	(233)
Other liabilities	(214)	109	1
Net cash provided by (used in) operating activities	432	1,414	(4,301)
Cash flows from investing activities:
Purchase of property and equipment	(455)	(1,505)	(2,212)
Capitalization of labor costs	(314)	(1,343)	(3,003)
Sale or maturity of short-term investments	33,961	47,321	42,744
Purchase of short-term investments	(34,223)	(41,755)	(32,467)
Net cash provided by (used in) investing activities	(1,031)	2,718	5,062
Cash flows from financing activities:
Net proceeds from issuance of common stock	5	122	—
Principal payments under capital lease obligations	(146)	(132)	(117)
Net cash used in financing activities	(141)	(10)	(117)
Net increase (decrease) in cash and cash equivalents	$(740)	$4,122	$644